EAGLE BULK SHIPPING INC. ANNOUNCES ENTRY INTO
WAIVER AND FORBEARANCE AGREEMENT

NEW YORK, NY, March 20, 2014 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) (the "Company" or "Eagle Bulk") today announced that the Company and certain Lenders under the Company's Fourth Amended and Restated Credit Facility have entered into a Waiver and Forbearance Agreement, effective March 19, 2014.  Subject to the Company's compliance with certain terms, conditions and milestones as set forth in the Waiver, the Lenders have agreed to waive until June 30, 2014, any potential events of default related to, among other things, non-compliance by the Company with the leverage ratio or minimum interest coverage ratio covenants set forth in the Credit Agreement.  Additional details regarding the Waiver are provided in an 8-K filing available on the Company's website at http://www.eagleships.com/sec-filing.

While Eagle Bulk is continuing discussions with its Lenders as part of the Waiver, the Company cautioned that there is no assurance such discussions will result in a comprehensive resolution.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:
Adir Katzav
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500

Investor Relations / Media:
Jonathan Morgan
Perry Street Communications, New York
Tel. +1 212-741-0014